Exhibit (d)(2)

                              SUBADVISORY AGREEMENT


         AGREEMENT made as of the 1st day of May, 2001, between Zurich Scudder Investments, Inc., a Delaware corporation (hereinafter called the "Manager"), and Zurich Scudder Investments Japan, Inc. (hereinafter called the "Subadvisor").

                                   WITNESSETH:

         WHEREAS, The Japan Fund, Inc. (the "Fund") is a Maryland corporation registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Manager desires to utilize the services of the Subadvisor as investment counsel with respect to certain portfolio assets of the Fund; and

         WHEREAS, the Subadvisor is willing to perform such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

         1. The Subadvisor's Services. The Subadvisor will serve the Manager as investment counsel with respect to the investment portfolio of The Japan Fund, Inc., which is under the management of the Manager pursuant to an Investment Management Agreement between the Manager and the Fund dated September 7, 1998.

         The Subadvisor is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the current Prospectus and Statement of Additional Information of the Fund, including amendments (the "Registration Statement"), and in accordance with the Articles of Incorporation and By-laws of the Fund, as both may be amended from time to time, governing the offering of its shares and subject to such resolutions, policies and procedures as from time to time may be adopted by the Board of Directors of the Fund and furnished to the Subadvisor, to develop, recommend and implement such investment program and strategy for the Fund as may from time to time be most appropriate to the achievement of the investment objectives of the Fund as stated in the Registration Statement, to provide research and analysis relative to the investment program and investments of the Fund, to determine what securities should be purchased and sold and to monitor on a continuing basis the performance of the portfolio securities of the Fund. In addition, if requested by the Manager, the Subadvisor will place orders for the purchase and sale of portfolio securities and, subject to the provisions of the following paragraph, will take reasonable steps to assure that portfolio transactions are effected at the best price and execution available. The Subadvisor will advise the Fund' custodian and the Manager on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Directors of the Fund or the Manager may reasonably request, the Subadvisor will furnish to the Manager,


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the Fund's officers and to each of its Directors reports on portfolio transactions and reports on assets held in the Fund, all in such detail as the Fund or the Manager may reasonably request. The Subadvisor will also inform the Manager and the Fund's officers and Directors on a current basis of changes in investment strategy or tactics or any other developments materially affecting the Fund. The Subadvisor will make its officers and employees available to meet with the Manager and the Fund's officers and Directors at least quarterly on due notice and at such other times as may be mutually agreeable, to review the investments and investment performance of the Fund in the light of the Fund's investment objectives and policies and market conditions.

         In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadvisor, bearing in mind the Fund' best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Directors of the Fund may determine, the Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay an unaffiliated broker or dealer that provides brokerage and research services to the Subadvisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadvisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the clients of the Subadvisor for whom the Subadvisor exercises investment discretion.

         It shall be the duty of the Subadvisor to furnish to the Directors of the Fund such information as may reasonably be requested in order for such Directors to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 9 hereof.

         In the performance of its duties hereunder, the Subadvisor is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed to be an agent of the Fund or the Manager.

         In furnishing the services under this Agreement, the Subadvisor will comply with the requirements of the 1940 Act applicable to it, and the regulations promulgated thereunder, and all other applicable laws and regulations. The Subadvisor will immediately notify the Manager and the Fund in the event that the Subadvisor: (i) becomes subject to a statutory disqualification that prevents the Subadvisor from serving as an investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. The Subadvisor will immediately forward, upon receipt, to the Manager any correspondence from the Securities and Exchange Commission or other regulatory authority that relates to the Fund.



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         2. Delivery of Documents to Subadvisor. The Manager will furnish to the
Subadvisor copies of each of the following documents:

         (a) The Articles of Incorporation of the Fund as in effect on the date hereof;

         (b)      The By-laws of the Fund in effect on the date hereof;

         (c) The resolutions of the Directors approving the engagement of the Subadvisor as Subadvisor to the Fund and approving the form of this agreement;

         (d) The resolutions of the Directors selecting the Manager as investment manager to the Fund and approving the form of the Investment Management Agreement with the Fund;

         (e)      The Investment Management Agreement with the Fund;

         (f) The Code of Ethics of the Fund and of the Manager as currently in effect;

         (g) Current copies of the Fund' Prospectus and Statement of Additional Information; and

         (h) Resolutions, policies and procedures adopted by the Directors of the Fund in respect of the management or operation of the Fund.

         The Manager will furnish the Subadvisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items
(a) though (g) above will be provided within 30 days of the time such materials became available to the Manager and until so provided the Subadvisor may continue to rely on those documents previously provided.

         During the term of this Agreement, the Manager also will furnish to the Subadvisor prior to use thereof copies of all Fund documents, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Subadvisor, and will not use such material if the Subadvisor reasonably objects in writing within five business days (or such other time period as may be mutually agreed) after receipt thereof. However, the Manager and the Subadvisor may agree amongst themselves that certain of the above-mentioned documents do not need to be furnished to the Subadvisor prior to the document's use.

         In the event of termination of this Agreement, the Manager will continue to furnish to the Subadvisor copies of any of the above-mentioned materials that refer in any way to the Subadvisor. The Manager shall furnish or otherwise make available to the Subadvisor such other information relating to the business affairs of the Fund as the Subadvisor at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.



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         3. Delivery of Documents to the Manager. The Subadvisor has furnished the Manager with copies of each of the following documents:

         (a)      The Subadvisor's most recent balance sheet;

         (b) Separate lists of persons who the Subadvisor wishes to have authorized to give written and/or oral instructions to Custodians and the fund accounting agent of Fund assets for the Fund;

         (c)      The Code of Ethics of the Subadvisor as currently in effect;
                  and

         (d) Any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents as the Manager may reasonably request in writing (on behalf of itself or the Directors of the Fund) in assessing the Subadvisor.

         The Subadvisor will maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of the code of ethics, including any amendments thereto, and evidence of its adoption. Within 45 days of the end of each year while this Agreement is in effect (or more frequently if required by Rule 17j-1 or as the Fund may reasonably request), an officer of the Subadvisor shall certify in writing to the Fund that the Subadvisor has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of its code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Subadvisor shall also certify to the Fund with respect to such other matters as may be required by Rule 17j-1. Upon the written request of the Fund, the Subadvisor shall permit Fund to examine the reports to be made by the Subadvisor under Rule 17j-1(d) and the records the Subadvisor maintains pursuant to Rule 17j-1(f).

         The Subadvisor will furnish the Manager from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Subadvisor will provide to the Manager such other documents relating to its services under this Agreement as the Manager may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (c) above will be provided within 30 days of the time such materials became available to the Subadvisor.

         The Subadvisor will promptly notify the Manager of any proposed transaction or other event that could reasonably be expected to result in an "assignment" of this Agreement within the meaning of the 1940 Act. In addition, the Subadvisor will promptly complete and return to the Manager any compliance questionnaires or other inquiries submitted to the Subadvisor in writing.

         4. Other Agreements, etc. It is understood that any of the shareholders, Directors, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadvisor, any interested person of the Subadvisor, any organization in which the Subadvisor may have an interest or any organization which may have an interest in


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the Subadvisor, and that any such interested person or any such organization may have an interest in the Fund. It is also understood that the Subadvisor, the Manager and the Fund may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. When a security proposed to be purchased or sold for the Fund is also to be purchased or sold for other accounts managed by the Subadvisor at the same time, the Subadvisor shall make such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account's being preferred over any other account.

         The Subadvisor may give advice and take action with respect to other funds or clients, or for its own account which may differ from the advice or the timing or nature of action taken with respect to the Fund.

         Nothing in this Agreement shall be implied to prevent the (i) Manager from engaging other Subadvisors to provide investment advice and other services in relation to portfolios of the Fund for which the Subadvisor does not provide such services, or to prevent the Manager from providing such services itself in relation to such portfolios; or (ii) the Subadvisor from providing investment advice and other services to other funds or clients.

         5. Fees, Expenses and Other Charges.

         (a) For its services hereunder, the Subadvisor shall be paid a management fee by the Manager according to the fee schedule attached hereto as Schedule A.

         (b) The Subadvisor, at its expense, will furnish all necessary investment facilities, including salaries of personnel required for it to execute its duties under this Agreement.

         6. Confidential Treatment. It is understood that any information or recommendation supplied by the Subadvisor in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Manager, the Fund or such persons as the Manager may designate in connection with the Fund. It is also understood that any information supplied to the Subadvisor in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Subadvisor in connection with its obligation to provide investment advice and other services to the Fund.

         The Subadvisor will maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of securities transactions.

         7. Representations and Covenants of the Parties. The Subadvisor hereby acknowledges that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Adviser's Act") and neither it nor any "affiliated person" of it, as defined in the 1940 Act, is subject to any disqualification that would make the Subadvisor unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Subadvisor covenants that it will carry out appropriate compliance procedures necessary to the operation of


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the Fund as the Subadvisor and the Manager may agree. The Subadvisor also covenants that it will manage the Fund in conformity with all applicable rules and regulations of the Securities and Exchange Commission in all material respects and so that the Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

         8. Reports by the Subadvisor and Records of the Fund. The Subadvisor shall furnish the Manager monthly, quarterly and annual reports concerning transactions and performance of the Fund, including information required to be disclosed in the Fund's Registration Statement, in such form as may be mutually agreed, to review the Fund and discuss the management of it. The Subadvisor shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Fund, the Manager or their agents at all reasonable times during normal business hours. The Subadvisor shall immediately notify and forward to both the Manager and legal counsel for the Fund any legal process served upon it on behalf of the Manager or the Fund. The Subadvisor shall promptly notify the Manager of any changes in any information concerning the Subadvisor of which the Subadvisor becomes aware that would be required to be disclosed in the Fund's registration statement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadvisor agrees that all records it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund or the Manager any such records upon the Fund's or the Manager's request. The Subadvisor further agrees to maintain for the Fund the records the Fund is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Subadvisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

         9. Continuance and Termination. This Agreement shall remain in full force and effect through October 31, 2001, and is renewable annually thereafter by specific approval of the Board of Directors of the Fund or by the affirmative vote of a majority of the outstanding voting securities of the Fund. Any such renewal shall be approved by the vote of a majority of the Directors of the Fund who are not interested persons under the 1940 Act, cast in person at a meeting called for the purpose of voting on such renewal. This Agreement may be terminated without penalty at any time by the Directors, by vote of a majority of the outstanding voting securities of the Fund, or by the Manager or by the Subadvisor upon 60 days written notice, and will automatically terminate in the event of its assignment by either party to this Agreement, as defined in the 1940 Act, or upon termination of the Manager's Investment Management Agreement with the Fund. In addition, the Manager or the Fund may terminate this Agreement upon immediate notice if the Subadvisor becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

         10. Voting Rights. The Manager shall be responsible for exercising any voting rights of any securities of the Fund.

         11. Indemnification. The Subadvisor agrees to indemnify and hold harmless the Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any, who, within the meaning of Section 15 of the


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Securities Act of 1933 (the "1933 Act"), controls ("controlling person") the
Manager, against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Subadvisor's responsibilities as portfolio manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Subadvisor, any of the Subadvisor's employees or representatives or any affiliate of or any person acting on behalf of the Subadvisor, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Fund or the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadvisor to the Manager, the Fund or any affiliated person of the Manager or the Fund expressly for use in the Fund's registration statement, or upon verbal information confirmed by the Subadvisor in writing expressly for use in the Fund's registration statement or (3) to the extent of, and as a result of, the failure of the Subadvisor to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Subadvisor's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager, or any other provision of this Agreement, deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The Manager agrees to indemnify and hold harmless the Subadvisor, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Subadvisor and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Subadvisor, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Subadvisor or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Manager's responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Fund or the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Fund other than in reliance upon written information furnished by the Subadvisor, or any affiliated person of the Subadvisor, expressly for use in the Fund's registration statement or other than upon verbal information confirmed by the Subadvisor in writing expressly for use in the Fund's registration statement; provided, however, that in no case is the Manager's indemnity in favor of the Subadvisor or any affiliated person or controlling person of the Subadvisor, or any other provision of this Agreement, deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the

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performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         12. Certain Definitions. For the purposes of this Agreement, the "vote of a majority of the outstanding voting securities of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund,
(a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         For the purposes of this Agreement, the terms "assets", "net assets", "securities", "portfolio securities" or "investments" of the Fund shall mean, respectively, such assets, net assets, securities, portfolio securities or investments which are from time to time under the management of the Subadvisor pursuant to this Agreement.

         13. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Manager:            ZURICH SCUDDER INVESTMENTS, INC.
                                       345 Park Avenue
                                       New York, NY 10154
                                       United States
                                       Attention: General Counsel

         If to the Fund:               THE JAPAN FUND, INC.
                                       345 Park Avenue
                                       New York, NY 10154
                                       United States
                                       Attention: Secretary

         If to the Subadvisor:         ZURICH SCUDDER INVESTMENTS JAPAN, INC.
                                       Kamiyachyo Mori Building, 12th Floor
                                       4-3-20, Toranomon
                                       Minato-ku, Tokyo, Japan  105-0001
                                       Attention: Chief Compliance Officer

         14. Instructions. The Subadvisor is authorized to honor and act on any notice, instruction or confirmation given by the Fund or Manager in writing signed or sent by one of the persons


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whose names, addresses and specimen signatures will be provided by the Fund or
Manager from time to time.

         15. Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York in a manner not in conflict with the provisions of the 1940 Act.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.


         IN WITNESS WHEREOF, the parties hereto have each caused this instrument to be signed in duplicate on its behalf by the officer designated below thereunto duly authorized.


                                      ZURICH SCUDDER INVESTMENTS, INC.


Attest:                               By:
         ---------------------------      --------------------------------------
                                      Name: Lynn S. Birdsong
                                      Title: Managing Director



                                      ZURICH SCUDDER INVESTMENTS JAPAN. INC.


Attest:                                By:
         ---------------------------       -------------------------------------
                                       Name: Hiromitsu Kunita
                                       Title: Managing Director



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    Schedule A to the Subadvisory Agreement for The Japan Fund, Inc. ("Fund")
  dated as of May 1, 2001 between Zurich Scudder Investments, Inc. ("Manager") and Zurich Scudder Investments Japan, Inc. ("Subadvisor")


                                  FEE SCHEDULE

As compensation for its services described herein, the Manager will pay to the Subadvisor, at the end of each calendar month, a sub-advisory fee computed at an annual rate of 0.280% of the average daily net assets of the Fund.

The "average daily net assets" of the Fund shall be calculated at such time or times as the Directors of may determine in accordance with the provisions of the Investment Company Act of 1940. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Articles of Incorporation of the Fund and the Registration Statement of the Fund. If the determination of net asset value does not take place for any particular day, for the purposes of this Schedule A, the net asset value shall be deemed to be the net asset value determined as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computation. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Schedule
A. Fees are charged monthly in arrears based on one-twelfth of the annual fee rate. Fees will be prorated appropriately if Subadvisor does not perform services pursuant to this Subadvisory Agreement for a full month.







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